Exhibit 99.1

FOR IMMEDIATE RELEASE

Curis Reports First Quarter 2005 Results

CAMBRIDGE, MA, April 26, 2005 - Curis, Inc. (NASDAQ:CRIS), a therapeutic drug development company, today reported its financial results for the first quarter ended March 31, 2005.

For the first quarter of 2005, we reported a net loss of $5,113,000 or ($0.11) per share, as compared to a net loss of $4,038,000 or ($0.10) per share for the prior year period.

Net revenues for the first quarter of 2005 were ($533,000) as compared to $856,000 for the same period of 2004, a decrease of $1,389,000 or 162%. The decrease in net revenues was due to contra-revenues recorded under our basal cell carcinoma co-development arrangement with Genentech (NYSE: DNA), partially offset by increases in revenues recognized under our collaborations and research grant. Revenues are summarized by type and by corporate collaborator in the following table:

	For the Quarter Ended March 31,
	2005	2004
Gross revenues:
Genentech	$1,252,000	$463,000
Wyeth	932,000	343,000
Spinal Muscular Atrophy Foundation	588,000	—
Other	—	50,000

Subtotal	2,772,000	856,000
Contra-revenue:
Genentech co-development contra-revenue	(3,305,000)	—

Net revenues	$(533,000)	$856,000

Gross revenues generated under our ongoing collaborations with Genentech and Wyeth (NYSE: WYE), as well as our grant from the Spinal Muscular Atrophy Foundation, were $2,772,000 for the first quarter of 2005 as compared to $856,000 for the same period in prior year, an increase of $1,916,000, or 224%.

As required under accounting rules outlined in Emerging Issues Task Force No. 01-9, we recorded contra-revenue for amounts that we paid to Genentech during the first quarter of 2005 and for amounts that we owed to Genentech as of March 31, 2005 that were paid subsequent to the end of the quarter for the reimbursement of our equal share of costs incurred by Genentech in connection with the co-development of our topical therapeutic basal cell carcinoma product candidate. These contra-revenues offset gross revenues recorded under our collaborations and research grant. Amounts paid by us to Genentech under the co-development arrangement will be recorded as contra-revenue up to the amount of cumulative revenue recognized by us under our collaborations with Genentech. For any co-development costs that are in excess of this cumulative revenue total, we will first record our co-development costs against any remaining Genentech-related deferred revenue on our balance sheet and then record such costs as research and development expenses at the operating expenses section of our statement of operations.

Operating expenses for the first quarter of 2005 were $4,783,000 as compared to $5,043,000 for the first quarter of 2004, a decrease of $260,000, or 5%. The primary changes are as follows:

Research and development: Research and development expenses were $3,116,000 for the first quarter of 2005 as compared to $2,808,000 for the same period in the prior year, an increase of $308,000, or 11%. This increase was primarily attributable to an increase in spending related to our Spinal Muscular Atrophy, or SMA, program. This increase was partially offset by modest decreases in spending on our other programs. Our SMA research program is funded under a grant from the SMA Foundation that we were awarded in September 2004.

General and administrative: General and administrative expenses were $1,698,000 for the first quarter of 2005 as compared to $1,915,000 for the same period in the prior year, a decrease of $217,000, or 11%. This decrease was attributable to decreases in our administrative costs, including reductions in personnel, occupancy and depreciation, insurance, and certain other expenses.

Stock-based compensation: Stock-based compensation expense was ($50,000) for the first quarter of 2005 as compared to $302,000 for the first quarter of 2004, a decrease of $352,000, or 117%. This decrease was primarily attributable to a decrease in stock-based compensation expense recorded on options to purchase common stock that were issued to employees with below fair market value exercise prices in August 2000. These options became fully vested in August 2004. Accordingly, no expense was recorded related to these options for the first quarter of 2005.

As of March 31, 2005, cash, cash equivalents, marketable securities and investments, including long-term investments, were $46,944,000. As of March 31, 2005, there were 47,882,876 shares of common stock outstanding.

2005 Guidance

Regarding Curis’ financial outlook for the year 2005, Michael Gray, Vice President of Finance and Chief Financial Officer for Curis commented, “We believe that existing cash, cash equivalents, marketable securities and investments, together with contractually defined cash payments that we expect to receive under our collaborations with Genentech and Wyeth and our research grant with the SMA Foundation, will be sufficient to support our current operating plans into mid-2007. We expect to end 2005 with cash, cash equivalents, marketable securities and investments of between $36,000,000 and $39,000,000, and we will seek to continue to carefully manage our cash consumption. Further, assuming that our current collaborations continue through 2005, we expect that our gross revenues from our existing collaborators will be in a range of $11,000,000 to $13,000,000, excluding any future development milestones. We expect that 2005 costs for our basal cell carcinoma product candidate will be in a range of

$8,500,000 to $9,000,000 and that all of these costs will be recorded as contra-revenue. Lastly, we expect that our 2005 research and development expenses will be between $13,000,000 and $15,000,000 and our general and administrative expenses will be in a range of $7,500,000 and $9,000,000.”

Recent Developments

Second major collaboration with Genentech: On April 1, 2005, we entered into a second major collaboration with Genentech. This new collaboration, in which we will work exclusively with Genentech, involves the discovery and development of small molecule modulators of an undisclosed signaling pathway that plays an important role in cell proliferation. This pathway is a key regulator of tissue formation and repair, and its abnormal activation is associated with certain cancers.

Under the terms of the new agreement, Genentech has committed to pay us an up-front license fee of $3,000,000 and up to an additional $6,000,000 over the next two years to support research at Curis dedicated to the collaboration. The agreement also provides for Genentech to make cash payments to us contingent upon the successful achievement of certain developmental, clinical, and drug approval milestones. Genentech will also pay a royalty on net product sales if product candidates derived from the collaboration are successfully developed. Assuming that the collaboration continues for its full term and that specified research, development and regulatory approval objectives are achieved, the total potential cash payments to us from the transaction could exceed $140,000,000 (if two products are commercialized in two indications each), excluding royalties on potential net product sales.

Extension of Funding under Hedgehog Collaboration with Genentech: On April 13, 2005, we amended our Hedgehog collaboration agreement with Genentech, which was originally entered into in June 2003, to extend Genentech’s funding of the cancer therapeutic development collaboration that is ongoing between the two companies. An additional $2,000,000 payment will be made in December 2005 to support Curis’ efforts to continue to develop Hedgehog inhibition technologies for the treatment of solid tumor cancers. Genentech’s research and development funding under the collaboration was due to terminate in June 2005. The amended agreement provides for a six-month extension of support for Curis personnel with an option for an additional six-month extension.

First Quarter 2005 Highlights

•	On March 31, 2005, Genentech filed an Investigational New Drug application with the U.S. Food and Drug Administration to initiate human clinical investigation of a drug candidate for the topical treatment of basal cell carcinoma, the most common form of all human cancers with approximately 800,000 to 1,000,000 new cases reported every year in the U.S. This drug candidate, an antagonist of the Hedgehog signaling pathway, was discovered by Curis and is being co-developed through a collaboration between Genentech and Curis.

•	We achieved a development milestone under our collaboration with Wyeth. The milestone is based on Wyeth’s and Curis’ continued progress in preclinical development of Hedgehog pathway agonists for the treatment of stroke, neurological and other disorders. The milestone will trigger a modest $250,000 payment from Wyeth to us in accordance with the terms of our 2004 agreement. We expect to receive this milestone payment during the second quarter of 2005.

•	We were issued a new U.S. patent related to our BMP-7 technologies. This patent has been licensed to Ortho Biotech Products pursuant to the terms of our November 2002 license agreement with Ortho Biotech Products.

•	We reported on three scientific reports that were published or presented by our scientists or third parties that we believe further support, in preclinical settings, the potential effectiveness of our technologies, including:

•	BMP-7 for kidney disease – Independent researchers published two reports that demonstrate different potential therapeutic benefits of BMP-7. The first report concluded that treatment with BMP-7 might prevent renal osteodystrophy, a form of bone disease, and blood vessel calcification, two common and life-threatening kidney disease-related disorders. A second study showed that BMP-7 treatment of acute kidney disease resulted in improved kidney function and a reversal in tissue damage and scarring.

•	Hedgehog agonist for hair growth - Our scientists presented data at the annual meeting of the American Academy of Dermatology that demonstrated that a small molecule drug compound can induce hair growth in a preclinical model. This report won first prize among poster presentations at the annual meeting.

Daniel Passeri, Curis’ President and Chief Executive Officer, stated, “The progress that we have achieved to date in 2005 is, I believe, indicative of the clinical and commercial promise of Curis’ approach, our scientific expertise and business strategy. The filing by Genentech of an IND for our basal cell carcinoma product candidate, the new collaboration entered into with Genentech, the extension of our research and development funding under our existing Hedgehog antagonist collaboration with Genentech, and our achievement of a preclinical milestone under our collaboration with Wyeth, each provide evidence that we continue to advance our product development programs.”

We will hold a conference call today, April 26, 2005, at 10:00 A.M. EDT, to discuss our financial results, our recent collaboration with Genentech, the progress of our therapeutic product development programs, and additional corporate activities. Daniel Passeri, President and Chief Executive Officer of Curis, will host the call.

To access the live conference call, please call 800-329-9097 from the United States or Canada or 617-614-4929 from other locations, shortly before 10:00 A.M. The conference ID number is 76295624. Replay will be available approximately two hours after the completion of the call and through 5:00 P.M. EDT, Tuesday, May 10, 2005. To access the replay, please call 888-286-8010 from the United States or Canada or 617-801-6888 from other locations and reference the conference ID number 66419694.

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three-months ended March 31,
	2005	2004
Gross Revenues	$2,771,771	$855,805
Contra-revenues from co-development with Genentech	(3,304,502)	—

Net revenues	(532,731)	855,805

Operating expenses:
Research and development	3,116,188	2,807,835
General and administrative	1,697,864	1,915,149
Stock-based compensation	(49,733)	301,701
Amortization of intangible assets	18,768	18,768

Total operating expenses	4,783,087	5,043,453

Loss from operations	(5,315,818)	(4,187,648)

Other income, net	202,877	149,829

Net loss	$(5,112,941)	$(4,037,819)

Basic and diluted net loss per common share	$(0.11)	$(0.10)

Weighted average common shares for basic and diluted net loss computation	47,846,903	41,105,756

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CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2005	December 31, 2004
ASSETS

Cash, cash equivalents, marketable securities and long-term investments	$46,944,000	$52,120,643
Cash equivalents – restricted	193,166	193,166
Accounts receivable	2,089,904	1,226,460
Property and equipment, net	4,165,719	3,416,620
Intangible assets, net	9,065,353	9,084,122
Other assets	1,775,083	1,593,802

Total assets	$64,233,225	$67,634,813

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$4,005,485	$2,992,964
Debt, excluding convertible debt	2,251,595	1,141,294
Convertible debt	2,460,325	5,710,007
Deferred revenue	8,407,804	8,881,253

Total liabilities	17,125,209	18,725,518

Total stockholders’ equity	47,108,016	48,909,295

Total liabilities and stockholders’ equity	$64,233,225	$67,634,813

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About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development involves the use of proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development approach to produce several promising drug product candidates in the fields of cancer (under collaboration with Genentech, which also includes a co-development arrangement for a basal cell carcinoma product candidate), kidney disease (licensed to Ortho Biotech Products, a subsidiary of Johnson & Johnson), neurological disorders (under collaboration with Wyeth), hair growth, and cardiovascular disease. For more information, please visit the Curis web site at www.curis.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Curis’ expectations regarding the potential outcome of its business strategies, its plans with respect to its product development programs, the potential effectiveness of its technologies under development and the Company’s financial outlook for 2005, including its expected year-end and future period cash position, revenues, contra-revenues, and operating expenses . Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause Curis’ actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by a number of important factors including, among other things: adverse results in Curis’ and its strategic collaborators’ and licensees’ product development programs; difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by Curis and its collaborators and licensees; Curis’ ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies; changes in or Curis’ inability to execute its business plan; the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates, fund its co-development obligations under its collaboration with Genentech and execute its business plan; unplanned cash requirements and expenditures; risks relating to Curis’ ability to enter into and maintain important strategic collaborations, including its ability to maintain its current collaboration agreements with Genentech, Ortho Biotech Products and Wyeth; the risk that competitors will discover and develop signaling pathway-based or other competing therapeutics faster and more successfully than Curis and its collaborators are able to; and other risk factors identified in Curis’ most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent reports periodically filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

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Contacts

For Curis, Inc.

Michael P. Gray

Chief Financial Officer

(617) 503-6632